Exhibit 10.2 - Revolving credit note dated October 22, 2008 by and between Anchor and Morry Rubin

$750,000 October 22, 2008

REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, ANCHOR FUNDING SERVICES, LLC at 10801 Johnston Road, Suite 210, Charlotte NC 28226 (“Borrower”), promises to pay to the order of Morry Rubin (“Lender”) the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000), or such other amount as shall have been advanced and be outstanding hereunder and remain unpaid, with interest thereon compounded annually from the earliest date set forth on the Advancement/Payment Schedule (as defined below) until paid at a rate of twelve percent (12%) per annum.

All outstanding amounts under this Note shall be due and payable upon the earlier of (1) DEMAND by Lender and (2) immediately prior to or on the date of Borrower’s entry into a loan agreement with an institutional lender (the “Maturity Date”). All payments hereunder shall be applied first to payment of accrued interest as of the date of such payment, and the balance, if any, shall be applied in reduction of the outstanding principal.

Upon Borrower’s request, Lender may, from time to time on or after the date hereof through the Maturity Date make additional loans and advances to Borrower, with Borrower’s obligation to repay such loans and advances to be evidenced by this Note; provided, however, Borrower shall not be entitled to request any loan or advance hereunder which would cause the outstanding principal amount due on this Note to exceed $750,000.  The principal amount of this Note at any time shall be equal to the aggregate amount of all such loans and advances made to Borrower through such time (including advances to pay interest hereon), less the aggregate amount of all repayments of principal of this Note made by Borrower through such time.  Borrower shall record on the advance and payment record attached to this Note (the “Advancement/Payment Schedule”) all advances upon this Note and all payments of the principal of and interest on this Note; provided the failure of Borrower to properly record any such advance shall not preclude Lender from otherwise proving such advance.

Borrower shall have the right at any time and from time to time to prepay this Note in whole or in part, without any prepayment premium.  Any prepayment shall be applied in the manner above provided.

To secure payment and performance of all obligations hereunder, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (collectively, the “Collateral”):Accounts; all cash and cash equivalents; Chattel Paper; Deposit Accounts; Documents; Equipment; Fixtures; General Intangibles; Trademarks; Instruments; Inventory; Investment Property; Letter-of-Credit Rights; and Proceeds (in each case, as such term is defined in the North Carolina Uniform Commercial Code).

At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests in the Collateral.

Each of the following shall constitute an “Event of Default” hereunder:  (1)  commencement by Borrower of a voluntary case or other proceeding seeking liquidation, a reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or all or substantially of its property, or consent by Borrower to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making of a general assignment for the benefit of creditors; (2) commencement of an involuntary case or other proceeding against Borrower seeking liquidation, reorganization or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for Borrower or all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for period of 30 consecutive days; and (3) failure to pay amounts outstanding and due and payable under this Note..

Upon the occurrence of an Event of Default, the entire principal balance of this Note and all accrued interest shall become immediately due and payable whereupon the holder hereof shall also have such other rights and remedies as may be available hereunder and under applicable law, all of which shall be cumulative.

Borrower shall pay all reasonable out-of-pocket costs and expenses reasonably incurred by Lender or then holder of this Note to enforce payment of this Note when due and payable, including reasonable attorney’s fees and other out-of-pocket expenses of collection.

All parties to this Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment, or dishonor, and any and all other notices and demands whatsoever, and agree to remain bound until the principal of and interest on this Note are paid in full, notwithstanding any extension or extensions of time for payment which may be granted, even though the period or periods of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal rights available to, the holder of this Note.  This Note shall be governed, constructed and enforced in accordance with the laws of the State of North Carolina.

No amendment, modification, termination or waiver of any provision of this Note shall be effective unless the same shall be in writing and signed by Borrower, and either Lender or the then holder of this Note at the time of such amendment, modification, termination or waiver.

Any notice to be given to Borrower hereunder shall be deemed sufficiently given if addressed to Borrower and delivered (whether by mail, courier or otherwise) to the address of its principal office set forth in the first paragraph hereof (or such other address as may be hereafter specified in writing by Borrower to the holder hereof and actually received by such holder).

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the day and year first above written.

ANCHOR FUNDING SERVICES, LLC

By:	/s/ Brad Bernstein
Brad Bernstein
President and Chief Financial Officer

ADVANCEMENT/PAYMENT SCHEDULE (Additional sheets to be attached as necessary)
Date	Amount Advanced	Principal Paid	Interest Paid